Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Second Quarter 2014 Revenue Guidance of $140 Million

INCLINE VILLAGE, NV, June 10, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the second quarter ending June 30, 2014, of approximately $140 million, as compared with actual revenue of $143.6 million for the second quarter of 2013, an approximate 3 percent decrease.

The forecasted revenues are driven by increased first quarter 2014 sales for Avastin®, Herceptin®, Xolair®, Kadcyla®, Perjeta® and Actemra® for which PDL receives royalties in the second quarter of 2014 and the addition of the royalty payments from PDL’s purchase of Depomed’s diabetes-related royalties. While the licensed products' sales increased quarter over quarter, the projected decrease in royalty revenues is a result of the current fixed royalty rate of 2.125 percent on net sales of Avastin, Herceptin, Lucentis, Xolair, Perjeta and Kadcyla ("Genentech Products") in 2014 compared to the combination of tiered and fixed royalty rates applicable in the second quarter of 2013. Previously, Genentech Products that were made or sold in the United States were subject to tiered royalty rates dependent on aggregate net sales and Genentech Products both made and sold outside of the United States were subject to a fixed royalty rate of 3 percent.

The second quarter 2014 royalty payment received from Genentech was for worldwide net sales in the first quarter 2014. PDL’s second quarter royalty revenue was historically the highest amount of any quarter because the applicable tiered royalty rate was 3 percent. However, as aggregate net sales increased with each subsequent quarter, the tiered royalty rate declined, dropping to 1 percent in the third, fourth and first quarters. As a result, the blended royalty rate for all of 2013 for Genentech Products was 1.9 percent. A settlement with Genentech resulted in a single fixed royalty rate of 2.125 percent, which is greater than the annual blended royalty rate of 1.9 percent in 2013 and which will result in more uniform royalty revenue on a quarter-to-quarter basis in the current fiscal year. Thus, this decrease in royalties between the second quarters of 2013 and 2014 is solely a function of the transition to the new fixed royalty rate, which new royalty rate is anticipated to result in greater royalties to PDL when measured on an annual basis.

Compared to the same period in 2013, reported worldwide sales for Avastin increased approximately 9 percent in the first quarter of 2014, Herceptin increased approximately 3 percent in the first quarter of 2014, Kadcyla increased approximately 446 percent in the first quarter of 2014 and Perjeta increased 275 percent in the first quarter of 2014. Reported worldwide sales for Tysabri, a Biogen Idec product, decreased approximately 2 percent for the first quarter of 2014 compared to the same period in 2013, and Actemra, a Chugai/Roche product, increased approximately 37 percent for the first quarter of 2014 compared to the same period in 2013.

Revenue guidance for the second quarter of 2014 is net of an estimated payment due under our February 2011 settlement agreement with Novartis AG (Novartis). PDL pays to Novartis certain amounts based on net sales of Lucentis, made by Novartis, during calendar year 2011 and beyond. The amount paid is less than we receive in royalties on such sales.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

Depomed Royalties

Currently, the majority of the revenue from Depomed is related to royalties from the sales of Glumetza®. PDL generally recognizes royalty revenues from Glumetza in the month received by us, that is, royalty revenues are generally recognized one month following the month in which sales by the licensees occurred. PDL estimates that Depomed royalty revenues will be approximately $25 million for the second quarter of 2014.

About PDL BioPharma
PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $700 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•
The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The change in foreign currency exchange rate;

•	Positive or negative results in PDL’s attempt to acquire income generating assets; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.